WAINOCO DEFERRED COMPENSATION PLAN
(First Amendment and Restatement)

I.   Purpose

     The purposes of this Plan are to provide certain Eligible Employees of Wainoco Oil Corporation (the "Company") and its Subsidiaries with (i) the opportunity to defer compensation on an elective basis, (ii) Company-provided nonqualified benefits intended to partially "restore" benefits they may have "lost" under the Wainoco Retirement Savings Plan (the "Qualified Plan") due to the limitations of any of the following sections of the
Code:  Section 401(a)(17), Section 401(k)(3), Section 402(g) or
Section 415 (collectively, the "Code Limits") and (iii) additional, discretionary Company-provided nonqualified benefits.

II.  Definitions

     When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

     A. "Account" means a Company Account and/or a Participant Account, as the context requires. A Company Account shall be established by the Company for each Participant and credited with any Company contributions made under the Plan on behalf of such Participant and the "interest" credited thereon. A Participant Account shall be established by the Company for each Participant who elects to make voluntary deferrals under the Plan and shall be credited with such deferrals and the "interest" credited thereon.

     B. "Active Participant" means an Eligible Employee who has been designated as a Participant by the Board for the specified
Plan Year and who remains eligible to receive a Company contribution.

     C. "Base Compensation" means the base salary that will be payable to a Participant by the Company or a Subsidiary, if earned, for a Plan Year or the remaining part of the Plan Year, as the case may be.

     D. "Beneficiary" means the person(s) and/or trust(s) designated by a Participant to receive his Accounts under the Plan on his death or, if no designation is in effect, his estate.

     E. "Board" means the Compensation Committee of the Board of Directors of the Company.

     F. "Bonus" means the annual bonus, if otherwise earned, that would be payable to a Participant by the Company after the end of the specified Plan Year.

     G. "Code" means the Internal Revenue Code of 1986, as amended.

     H. "Committee" means the committee of employees, who need not be Participants in the Plan, appointed by the Board to administer this Plan.

     I. "Disability" means a Participant who has not yet reached his Normal Retirement, has become disabled and is receiving benefits under the Company's long-term disability plan.

     J. "Early Retirement" means the Participant's termination of employment with the Company and its Subsidiaries for any reason other than death or Disability on or after reaching age 55 and prior to age 65.

     K. "Eligible Employee" means an employee of the Company or a Subsidiary who is "a member of a select group of management" or a "highly compensated employee", within the meaning of Section
301(a)(3) of ERISA.

     L. "Entry Date" means, with respect to the 1993 Plan Year, October 29, 1993, and, with respect to future Plan Years, January 1 of each such year; provided, however, with respect to an Eligible Employee who first becomes a Participant after the Entry Date applicable to such Plan Year, Entry Date shall mean the first day of the month coinciding with or next following the date the individual is designated a Participant by the Board.

     M. "Normal Retirement" means the Participant's termination of employment with the Company and its Subsidiaries for any reason other than death on or after reaching age 65.

     N.  "Participant" means an Active Participant or any former
Active Participant who continues to have an Account maintained on his behalf under the Plan.

     O. "Plan Year" means the calendar year; provided, however, the 1993 Plan Year shall begin October 29, 1993 and end December 31, 1993. Solely for purposes of calculating the Company's Matching Contribution and Retirement Contribution under Section V, the 1993 Plan Year shall be deemed to be the entire 1993 calendar year.

     P. "Subsidiary" means any corporation in which the Company owns directly or indirectly at least 50% of the voting stock.

     Throughout this Plan, where appropriate, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

III. Participation

     A. Participation. Only those Eligible Employees who are designated by the Board as being Active Participants shall be able to participate in the Plan. The Board may make such designations by individual name, position and/or class or any other manner it may choose and may make any such designation(s) ongoing designations or effective only for a specified Plan Year(s). No Eligible Employee shall have a right to be designated a Participant.

     In the event an Active Participant ceases to be an Eligible Employee, such person shall automatically cease to be an Active Participant and no further elective deferrals or Company contributions will be credited to his Accounts thereafter unless such person again becomes an Active Participant. Further, the Board, in its sole discretion, may at any time (including during a Plan Year) discontinue the active participation of an Active Participant effective immediately or as of any future date specified by the Board.

     B. Elections on Participation. Upon first becoming a Participant, an Eligible Employee shall make an election as to
(i) the form of payment of his Accounts in the event his employment is terminated due to Early or Normal Retirement or Disability and (ii) whether the payment of his Accounts shall be deferred until his Normal Retirement in the event his employment is terminated due to Disability or Early Retirement. These elections shall be irrevocable, except that a Participant may change either or both of such elections, by giving the Company written notice of such new election at least 12 months prior to the date his Accounts first become payable; provided, however, in the event the Participant's employment is terminated within 12 months of his having filed a new election, such new election shall be void ab initio and the Participant's prior election shall continue to be effective.

IV.  Elective Deferrals

     Each Plan Year an Active Participant may elect to defer (1) up to 50% (100% for the 1993 Plan Year) of his Base Compensation and/or (2) up to 100% of his Bonus for the Plan Year by giving written notice to the Company setting forth the Participant's election for such Plan Year as to: (a) the percentage or dollar amount, whichever may be elected, of the Participant's Base Compensation to be deferred for such Plan Year (deferrals will be automatically withheld pro rata throughout the Plan Year (or remaining part), unless with respect to an election to defer a specified dollar amount, the Participant elects for such amount to be withheld equally over some shorter designated monthly period); and/or (b) the percentage of the Participant's Bonus to be deferred for such Plan Year.

     To make an elective deferral for a specified Plan Year, a Participant must deliver his executed deferred compensation election to the Company, on the form prescribed by the Committee for that purpose, (i) with respect to the deferral of Base Compensation, prior to the Entry Date for such Plan Year (or with respect to the 1993 Plan Year, prior to November 1) and (ii) with respect to the deferral of a Bonus payable for such Plan Year, at least three months (two months for the 1993 Plan Year) prior to the end of the Plan Year. All elections shall be irrevocable except that a Participant may terminate a deferral election for the remainder of the Plan Year, to be effective with respect to Base Compensation and/or a Bonus to be earned after the date of such termination, by giving the Company written notice of such termination (i) with respect to a deferral of Base Compensation, at least 15 days prior to the month such termination is to become effective and (ii) with respect to the deferral of a Bonus, at least three months prior to the end of the Plan Year. The elections described above in this Section shall apply only to the Plan Year for which they are made. If no deferral election is timely made for a Plan Year by a Participant, no elective deferrals will be made for such Participant for that Plan Year. Further, a Participant's deferral election shall be automatically suspended at any time the Participant is not making the maximum elective deferral contribution permitted under the terms of the Qualified Plan.

V.   Company Contributions

     A. Matching Contributions. As of the end of each Plan Year and subject to the following provisions of this paragraph, the Company shall credit to the Company Account of each Participant who is an Active Participant at the end of such year or who terminated employment during such Plan Year due to death, Disability, Early or Normal Retirement, an amount (the "Matching Contribution") equal to the excess of (i) what the Company's "matching contribution" under the Qualified Plan would have been for such Plan Year (based on the Company's actual rate of matching contributions under the Qualified Plan for such year, if any) if the Participant had made contributions thereunder to the fullest extent permitted by its terms, disregarding the Code Limits, over (ii) what the maximum amount of the Company's "matching contribution" under the Qualified Plan would have been had the Participant made contributions thereunder to the fullest extent permitted, but after giving effect to the Code Limits; provided, however, notwithstanding the above, the Matching Contribution that otherwise would be credited hereunder for a Plan Year shall be reduced dollar for dollar by the amount, if any, that the Participant's elective deferrals under this Plan for that Plan Year are less than the amount of the Matching Contributions as determined above.

     B. Retirement Contributions. As of the end of each Plan Year, the Company shall credit to the Company Account of each Participant who is an Active Participant at the end of such year or who terminated employment during such Plan Year due to death, Disability, Early or Normal Retirement, an amount equal to the excess of (i) what the Company's retirement contribution for the Participant under the Qualified Plan would have been for such Plan Year, disregarding the Code Limits, over (ii) what the Company's actual retirement contribution for the Participant under the Qualified Plan was for the Plan Year.

     C. Discretionary Contributions. From time to time, the Company shall credit such additional amounts to a Participant's
Company Account that the Board may, in its sole discretion, have approved.

VI.  Maintenance of Accounts

     A. Participant Accounts. A separate Participant Account shall be established and maintained by the Company for each Participant reflecting the elective amounts, if any, deferred under the Plan (Base Compensation and/or Bonus) by such Participant. As of the end of each month in a Plan Year, an amount shall be credited to the Participant Account of each Active Participant to reflect the Base Compensation and/or Bonus, if any, he deferred for such month pursuant to the Plan.

     B. Company Account. A separate Company Account shall be established for each Participant, which shall be credited with all Company contributions made under the Plan on behalf of such Participant. Company contributions shall be credited as of the end of the Plan Year, unless the Committee directs otherwise.

     C. Interest. Until distributed in full, each Account (or the remaining portion thereof) under the Plan shall be credited with interest as of the last day of each month based upon the balance in the Account on such date after first reducing the Account balance to reflect any distributions made during such month from such Account and before crediting to the Account any new elective deferrals or Company contributions made for such month. Interest on the Accounts for any month shall be computed using such interest rate as is from time to time established therefor by the Board.

     D. Vesting. A Participant shall be immediately and at all times 100% vested in his Accounts under the Plan.

VII. Distribution of Accounts

     A. Retirements and Disability. If a Participant terminates employment due to his Early or Normal Retirement or Disability, the Participant's Accounts shall be valued as of the end of the month in which such termination occurs and shall be paid to the Participant in either a single lump-sum or in ten substantially equal annual installments, whichever distribution form was elected by the Participant. Distributions shall be made or commence, as the case may be, as of the first of the month coinciding with or next following such termination and shall be made as soon as is reasonably practicable thereafter, unless, with respect to a termination due to Early Retirement or Disability, the Participant has elected to have the distribution of his Accounts deferred until the date the Participant would reach his Normal Retirement. All payments shall be made by Company check. In the event of the Participant's death prior to the payment of his entire balance(s) of his Account(s), the remaining balance(s) of his Account(s) shall be paid in a single sum to the Participant's Beneficiary as soon as reasonably practicable after the Participant's death.

     B. Other Terminations of Employment. If a Participant terminates employment with the Company and its Subsidiaries for any reason other than Disability, Early or Normal Retirement, including due to death, his Accounts shall be valued as of the end of the month coinciding with or immediately following the date of such termination of employment and shall be paid to the Participant (or Beneficiary, if applicable) in a single lump-sum (by Company check) as soon as is reasonably practicable thereafter.

     C. Hardship Distributions. In the event of any unforeseeable emergency, the Committee may, in its sole discretion, upon a written request of a Participant, direct the acceleration of such portion of the Participant's Accounts as may be necessary to meet such emergency. The Committee shall require the Participant to furnish the Committee with proof of such emergency and the Participant's other financial resources as the Committee may deem necessary to evaluate a Participant's written request for a hardship payment. For purposes of this Plan, an unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code
Section 152(a)) of the Participant, the loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --

         (i) Through reimbursement or compensation by insurance or otherwise,

         (ii) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

         (iii) By cessation of deferrals under the Plan.

Withdrawals of amounts because of an unforeseeable emergency must only be permitted to the extent reasonably needed to satisfy the emergency need.

     D. Involuntary Cashouts. If at the date of a Participant's termination of employment the amount credited to his Accounts is less than $100,000, then notwith standing a Participant election to the contrary, the Company, in its sole discretion, can elect to immediately pay to Participant his Account balances in a single lump sum.

VIII. Participants' Rights

     The establishment of the Plan shall not be construed to give any employee the right to be retained in the service of the Company or a Subsidiary. A Participant shall not have any interest in the amounts credited to his Accounts until such Accounts are actually distributed in accordance with the Plan. With respect to all amounts credited to his Accounts, the Participant shall be only a general unsecured creditor of the Company.

IX.  Non-alienability and Non-transferability

     A Participant may not borrow against his Accounts and no Account may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary. However, if a former spouse of a Participant is awarded an interest in a Participant's Accounts through a judgment or order of a court, the Committee may, in its sole discretion, direct that the payment of such interest awarded to the former spouse be paid (valued as of the end of the month that the Company received written notice of such final award) to the former spouse in a lump sum; thereafter, the Participant's Accounts shall be reduced for all Plan purposes by the amount of any such payment.

X.   Statements of Account

     Statements will be sent to Participants as soon as practicable after the end of each Plan Year as to the balance in their Accounts as of the end of such Plan Year.

XI.  Administration

     The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof and any election form or beneficiary designation under this Plan. Any decision or interpretation of any provision of the Plan or any election or designation, eligibility to participate, benefit claim or otherwise adopted by the Committee shall be final and conclusive, except as provided below or in Paragraph J of Section XIV.

     Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable. If the claim or request is denied, the written notice of denial shall state: (i) the reasons for denial, with specific reference to the provisions on which the denial is based, (ii) a description of any additional material or information required and an explanation of why it is necessary, and (iii) an explanation of the claim review procedure.

     Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions.
All decisions on review shall be final and bind all parties concerned.

     The individuals serving as the Committee shall be fully indemnified (to the extent permitted by law) by the Company for all claims, losses, damages or expenses incurred by them for any act, omission or construction made in connection with the Plan.

XII. Amendment and Termination

     The Plan may, at any time, be amended, suspended or terminated by the Board. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts then credited in his Accounts. Notwithstanding anything in the Plan to the contrary, all Accounts shall become immediately payable in full upon the termination of the Plan.

XIII. Unfunded Status of the Plan

     Except as provided below, any and all payments made to a Participant (or Beneficiary) pursuant to the Plan shall be made from the general assets of the Company. All Accounts under the Plan shall be bookkeeping entries only and shall not represent a claim against any specific assets of the Company. Nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship between the Company and the Participant. However, the Company, in its sole discretion, may establish a grantor ("rabbi") trust (or make other arrangements) to provide for all or part of such Accounts, provided that such grantor trust or other arrangement does not result in the Plan becoming "funded" for tax or ERISA purposes.

XIV. General Provisions

     A. Notices. All notices to the Company hereunder shall be delivered to the attention of the Secretary of the Company. Any notice or filing required or permitted to be given to the Committee or the Company under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Company or the Committee, as appropriate, at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

     B. Controlling Law. Except to the extent superseded by applicable federal law, the laws of the State of Texas shall be controlling in all matters relating to the Plan.

     C. Captions. The captions of Sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     D. Action by the Company. Any action required or permitted by the Company under the Plan shall be by resolution of its Board of Directors or any person or persons authorized by its Board of Directors with respect to such matters.

     E. Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

     F. Withholding of Taxes. The Company shall withhold from any payments hereunder, as the case may be, all taxes required to be withheld therefrom for federal, state or local government purposes.

     G. Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law (including the Code), but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision and (ii) all other provisions of the Plan shall remain in full force and effect.

     H. No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee, the Board, or any other person in the interpretation of any of the terms of the Plan or any rule or procedure established by the Committee.

     I. Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term "successors" as used herein shall include any corporation or other business entity which shall by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

     J. Arbitration. A Participant (or Beneficiary) may (but is not required) to elect that any dispute or controversy arising under or in connection with this Plan be settled by arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All legal fees and costs incurred by the Participant (or Beneficiary) in connection with the resolution of any dispute or controversy under or in connection with this Plan shall be reimbursed by the Company as bills for such services are presented by the Participant (or Beneficiary) to the Company.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this December 1, 1993, effective for all purposes as of October 29, 1993.


WAINOCO OIL CORPORATION


By:     ___________________________
        s/s George E. Aldrich

Name:   ___________________________
        George E. Aldrich

Title:  ___________________________
        Vice President - Controller